Exhibit 99.1
BioNTech Completes Acquisition of Neon Therapeutics

May 6, 2020

MAINZ, Germany and CAMBRIDGE, Mass., May 06, 2020 (GLOBE NEWSWIRE) -- BioNTech (Nasdaq: BNTX, “BioNTech” or “the Company”) announced today the closing of the Neon Therapeutics, Inc. (Nasdaq: NTGN, “Neon”) acquisition through an all-stock transaction. The merger agreement was first announced on 16 January 2020. The new subsidiary based in Cambridge, Massachusetts, will operate under the name of BioNTech US Inc. and serve as BioNTech’s U.S. headquarters. As of May 7, 2020, Neon’s common stock will no longer be available for trading.

About BioNTech
Biopharmaceutical New Technologies (BioNTech) is a next generation immunotherapy company pioneering novel therapies for cancer and other serious diseases.  The Company exploits a wide array of computational discovery and therapeutic drug platforms for the rapid development of novel biopharmaceuticals. Its broad portfolio of oncology product candidates includes individualized and off-the-shelf mRNA-based therapies, innovative chimeric antigen receptor T cells, bi-specific checkpoint immuno-modulators, targeted cancer antibodies and small molecules. Based on its deep expertise in mRNA vaccine development and in-house manufacturing capabilities, BioNTech and its collaborators are developing multiple mRNA vaccine candidates for a range of infectious diseases alongside its diverse oncology pipeline. BioNTech has established a broad set of relationships with multiple global pharmaceutical collaborators, including Eli Lilly and Company, Genmab, Sanofi, Bayer Animal Health, Genentech, a member of the Roche Group, Genevant, Fosun Pharma, and Pfizer.

For more information, please visit www.BioNTech.de.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended including, but not limited to, statements concerning the development of the Company. In some cases, forward-looking statements can be identified by terminology such as “will,” “may,” “should,” “expects,” “intends,” “plans,” “aims,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond BioNTech’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. You should review the risks and uncertainties described under the heading “Risk Factors” and those described in BioNTech’s Annual report on Form 20-F filed with the U.S. Securities and Exchange Commission (SEC) on March 31, 2020 and in subsequent filings made by BioNTech with the SEC, which are available on the SEC’s website at https://www.sec.gov/. Except as required by law, BioNTech disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on BioNTech’s current expectations and speak only as of the date hereof.

For more information, please contact:

Media Relations
Jasmina Alatovic
Senior Manager Global External Communications
Tel: +49 (0)6131 9084 1513 or +49 (0)151 1978 1385
E-mail: Media@biontech.de

Investor Relations
Sylke Maas, Ph.D.
VP Investor Relations & Business Strategy
Tel: +49 (0)6131 9084 1074
E-mail: Investors@biontech.de